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                                                                  EXHIBIT (a)(3)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                          Wynn's International, Inc.
                                      at
                             $23.00 Net Per Share
                                      by
                               WI Holding Inc.,
                         a wholly owned subsidiary of
                          Parker-Hannifin Corporation

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 20, 2000, UNLESS THE OFFER IS EXTENDED.


                                                                  June 22, 2000

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  We have been appointed by WI Holding Inc., a Delaware corporation ("Merger Sub"), and Parker-Hannifin Corporation, an Ohio corporation ("Purchaser"), to act as Information Agent in connection with Merger Sub's offer to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated preferred share purchase rights (the "Shares"), of Wynn's International, Inc., a Delaware corporation (the "Company"), at a purchase price of $23.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 22, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which collectively, together with the Offer to Purchase and any amendments or supplements thereto, constitute the "Offer").

  Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 13 AND 14 OF THE OFFER TO PURCHASE.
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  Enclosed for your information and forwarding to your clients are copies of the following documents:

  1. The Offer to Purchase, dated June 22, 2000.

  2. The Letter of Transmittal for your use to tender Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

  3. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  4. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates for Shares ("Share Certificates") and all other required documents are not immediately available or cannot be delivered to National City Bank (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date.

  5. A Letter to Stockholders of the Company from the Chairman of the Board and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

  6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  7. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 20, 2000, UNLESS THE OFFER IS EXTENDED.

  In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents should be sent to the Depositary and either Share Certificates representing the tendered Shares should be delivered to the Depositary, or Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

  Merger Sub will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Merger Sub will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Merger Sub will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the undersigned.

                                          Very truly yours,

                                          MORGAN STANLEY & CO.
                                                Incorporated

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  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU
OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, MERGER SUB, THE COMPANY, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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